Interests and Liabilities Agreement

of

Actua Re Ltd.
Hamilton, Bermuda
(*hereinafter referred to as the "Subscribing Reinsurer"*)

with respect to the

Excess Catastrophe Reinsurance Contract
Effective: July 1, 2008

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

It Is Hereby Agreed that the *Subscribing Reinsurer* hereby accepts the following percentage share(s) in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above:

50.000%	of the First Excess Catastrophe Reinsurance
0%	of the Second Excess Catastrophe Reinsurance
0%	of the Third Excess Catastrophe Reinsurance
0%	of the Fourth Excess Catastrophe Reinsurance

It Is Further Agreed that this Agreement shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2008, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2009, unless earlier terminated in accordance with the provisions of the attached Contract.

It Is Also Agreed that the following shall apply to the *Subscribing Reinsurer's* share in the attached Contract:

1. In lieu of the provisions of Article VIII - Reinstatement - the following shall apply:

"Article VIII - Reinstatement

A. In the event all or any portion of the reinsurance under any excess layer of reinsurance coverage provided by this Contract is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon without payment of any additional premium.

B. Notwithstanding anything stated herein, the liability of the Reinsurer under any excess layer of reinsurance coverage provided by this Contract shall not exceed either of the following:

1. The amount, shown as 'Reinsurer's Per Occurrence Limit' for that excess layer in Schedule A attached hereto, as respects loss or losses arising out of any one loss occurrence; or

2. The amount, shown as 'Reinsurer's Term Limit' for that excess layer in Schedule A attached hereto, in all during the term of this Contract."

2. Schedule A attached to and forming part of the Contract shall be deleted and replaced by the Schedule A (Actua Re Ltd.) attached to and forming part of this Interests and Liabilities Agreement.

3. The following Articles shall be added to and made part of this Contract:

"Article XXIX - Obligations

A. The Reinsurer agrees to establish a Trust Fund or provide a Letter of Credit (LOC) issued by a bank, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company as security for the Reinsurer's Obligations:

B. The term 'Obligations' shall mean:

1. During the term of this Contract, (a) the Reinsurer's term limit as defined under the Reinstatement Article, less (b) any unpaid reinsurance premium (net of brokerage and Federal Excise Tax), and less (c) losses and allocated loss adjustment expense recovered from the Reinsurer;

2. On the expiration of this Contract, if this Contract is renewed, the Reinsurer's 'Obligations' shall be determined as the aggregate of:

   a. The Reinsurer's share of losses and allocated loss adjustment expense paid by the Company, but not recovered from the Reinsurer;

   b. The Reinsurer's share of the Company's reserves for losses reported and outstanding;

   c. The Reinsurer's share of the Company's reserves for losses incurred but not reported - to be mutually agreed in good faith;

   d. The Reinsurer's share of the Company's reserves for allocated loss adjustment expense outstanding.

   The amount so determined shall be recalculated at each quarter end until all liability has been extinguished.

C. On November 30, 2008, $6,700,000 (i.e., an amount equal to the Reinsurer's per occurrence limit as defined under the Retention and Limit Article) of collateral will be released consistent with the provisions of the Collateral Release Article.

D. On the expiration of this Contract, if this Contract is not renewed, collateral will be released consistent with the provisions of the Collateral Release Article.

E. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said Trust Fund or LOC may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

   1. To reimburse itself for the Reinsurer's share of unearned premiums on the account of cancellation, unless paid in cash by the Reinsurer;

   2. To reimburse itself for the Reinsurer's share of losses and/or allocated loss adjustment expense paid under terms of this Contract or reinsurances reinsured hereunder, unless paid in cash by the Reinsurer;

   3. To fund a cash account in the amount equal to the Reinsurer's Obligations, if said Trust Fund or LOC has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

   4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's Obligations, if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any Trust Fund or LOC is in excess of the actual amount required, the Company shall return to the Reinsurer the excess amount so drawn within 10 days of receiving notice of the amount due.

Article XXX - Collateral Release

A. As of November 30, 2008 or 31 days from the date of loss, whichever is later, regarding the $6,700,000 of collateral, and as of expiration of this Contract or 31 days from the date of loss, whichever is later, regarding the remainder of the collateral (i.e., an amount equal to the Reinsurer's share of the reinstateable limit as defined under the Reinstatement Article), the parties shall determine, on a monthly basis, how much, if any, collateral will be required to be maintained within the Trust Fund.

B. For the purposes of paragraph C below, 'Loss Amount' shall be defined as the sum of:

   1. Losses and allocated loss adjustment expense paid by the Company; plus

   2. Reserves for losses reported and outstanding; plus

   3. Reserves for allocated loss adjustment expense reported and outstanding; plus

4. Reserves for losses incurred but not reported - to be mutually agreed in good faith.

C. For each potentially covered loss hereunder, the Company shall multiply the Loss Amount by the appropriate Buffer Loss Multiplier from the table below, based on the number of months which have elapsed since the event. The product of this calculation shall be defined as the Buffered Loss Amount ('BLA').

Buffer Loss Multiplier table			
Number of months since loss event	Windstorm	Earthquake	Other event
0 to 3	165%	250%	200%
4 to 6	140%	200%	165%
7 to 9	125%	175%	140%
9 to 12	110%	150%	115%
13 to 15	100%	125%	100%
16 to 18	100%	110%	100%
Thereafter	100%	100%	100%

D. With respect to each event for which the BLA exceeds the Company's retention as defined under the Retention and Limit Article, an amount equal to the Reinsurer's share of the lesser of (1) the amount by which the BLA exceeds the Company's retention as defined under the Retention and Limit Article, or (2) the Reinsurer's per occurrence limit as defined under the Retention and Limit Article, shall be deemed to equal the event specific collateral amount at the calculation date (the 'Event Collateral Amount' or the 'ECA').

E. In respect of all events for which an ECA exceeds $0, the aggregate amount of the required collateral to be held in the Trust Fund shall be equal to the lesser of (1) the sum of the ECAs, or (2) the Company's share of the Reinsurer's term limit as defined under the Reinstatement Article. Such aggregate amount shall be deemed to be the 'Aggregate Collateral Obligation' or the 'ACO.'

F. If the value of the Assets (as defined in the Trust Agreement) in the Trust Fund exceeds the ACO, such surplus shall be released to the Reinsurer. At any calendar month end at which there is any security on deposit in the Trust Fund, the Company shall perform this calculation within 10 days after the end of such calendar month and report to the Reinsurer and Trustee named in the Trust Agreement information supporting any BLA, ECA and ACO amounts greater than $0. The Assets in the Trust Fund will be adjusted monthly based on this calculation. To the extent that the calculation indicates that the Assets in the Trust Fund may be reduced, the Company will send a Withdrawal Notice to the Trustee naming the Reinsurer as the Designee. If instead, the calculation indicates that additional collateral is required, the Reinsurer will have 10 days from the receipt of the report to deposit the required sum into the Trust Fund."

It Is Also Agreed that the *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares

of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Lauderdale Lakes, Florida, this 5 day of September in the year 2008.

____
Federated National Insurance Company

Hamilton, Bermuda, this _______ day of _________________________ in the year ________.

____
Actua Re Ltd.